                                                                       EXHIBIT 1

STOCK OPTION/SAR GRANTS AND RELATED INFORMATION

     At the Company's annual meeting held on May 21, 1997, the shareholders approved and adopted the ASA Holdings, Inc. 1997 Nonqualified Stock Option Plan (the "Stock Option Plan") to replace the Company's existing Stock Appreciation Rights Plan (the "SAR Plan"). Under the Stock Option Plan, holders of SARs could exchange their SARs for options, with each SAR being exchangeable on a one-for-one basis for an option to purchase one share of the Company's Common Stock. The exercise price of an option granted pursuant to such an exchange would be the same as the grant price of the SAR, and the expiration date of such an option would be the same date as the date five years after the SAR was originally granted to the holder (i.e., the date on which the SAR would otherwise be automatically exercised). Holders of all outstanding SARs exchanged their SARs for options under the Stock Option Plan, and the SARs were canceled.

     The Company granted SARs under the SAR Plan with respect to an aggregate of 467,700 shares of Common Stock ("1997 SARs") in 1997, which grants were made prior to the 1997 annual shareholders meeting. As indicated above, all of these SARs, as well as all SARs granted prior to 1997 ("Previously Granted SARs"), were exchanged by the holders thereof for replacement options on May 21, 1997. The following table sets forth information concerning all options granted in 1997 to the named executive officers in replacement of their 1997 SARs. Information with respect to options granted to the named executive officers in respect of their Previously Granted SARs is included in footnote 1 to the table. No other options were granted to the named executive officers in 1997.

                                      OPTION/SAR GRANTS IN 1997
                                          INDIVIDUAL GRANTS
                              ------------------------------------------
                                                                                           POTENTIAL REALIZABLE
                                NUMBER OF        % OF                                        VALUE AT ASSUMED
ANNUAL
                               SECURITIES       TOTAL                                  RATES OF STOCK PRICE
                               UNDERLYING    OPTIONS/SARS     EXERCISE                 APPRECIATION FOR OPTION
                              OPTIONS/SARS    GRANTED TO       OR BASE                                   TERM
                                                                                           ---------------------
                                GRANTED        EMPLOYEES        PRICE       EXPIRATION
NAME                            (#) (1)       IN 1997 (2)     ($/SH) (3)     DATE (4)         5%         10%
----                          ------------   ------------     ----------    ----------       ----       -----

George F. Pickett...........   132,900          28.4%         $22.375       1/29/02        $821,987   $1,816,079

John W. Beiser..............   129,700          27.7%         $22.375       1/29/02        $802,195   $1,772,350

Ronald V. Sapp..............    42,000           9.0%         $22.375       1/29/02        $259,770   $  573,930

Edward J. Paquette..........    53,600          11.5%         $ 21.25       4/21/02        $314,632   $  695,192

(1) Represents shares underlying options granted under the Stock Option Plan in exchange for the cancellation of an equal number of the holder's 1997 SARs. In addition to replacement options for their 1997 SARs, the named executive officers received replacement options under the Stock Option Plan in respect of their Previously Granted SARs in the following amounts: Mr. Pickett - 275,500 options; Mr. Beiser - 217,400 options; Mr. Sapp - 82,500 options; and Mr. Paquette - 0 options. Options granted in replacement of Previously Granted SARs are not presented in the table. The options granted to Messrs. Pickett, Beiser and Sapp are immediately exercisable. The options granted to Mr. Paquette become exercisable in two equal annual installments beginning on the first anniversary of the date of grant. The exercisability of options may be accelerated upon the optionee's retirement with consent of the Company, death or material disability. The exercise price may be paid with the delivery of already-owned shares or through a broker-assisted exercise.

STOCK OPTION/SAR GRANTS AND RELATED INFORMATION

     At the Company's annual meeting held on May 21, 1997, the shareholders approved and adopted the ASA Holdings, Inc. 1997 Nonqualified Stock Option Plan (the "Stock Option Plan") to replace the Company's existing Stock Appreciation Rights Plan (the "SAR Plan"). Under the Stock Option Plan, holders of SARs could exchange their SARs for options, with each SAR being exchangeable on a one-for-one basis for an option to purchase one share of the Company's Common Stock. The exercise price of an option granted pursuant to such an exchange would be the same as the grant price of the SAR, and the expiration date of such an option would be the same date as the date five years after the SAR was originally granted to the holder (i.e., the date on which the SAR would otherwise be automatically exercised). Holders of all outstanding SARs exchanged their SARs for options under the Stock Option Plan, and the SARs were canceled.

     The Company granted SARs under the SAR Plan with respect to an aggregate of 467,700 shares of Common Stock ("1997 SARs") in 1997, which grants were made prior to the 1997 annual shareholders meeting. As indicated above, all of these SARs, as well as all SARs granted prior to 1997 ("Previously Granted SARs"), were exchanged by the holders thereof for replacement options on May 21, 1997. The following table sets forth information concerning all options granted in 1997 to the named executive officers in replacement of their 1997 SARs. Information with respect to options granted to the named executive officers in respect of their Previously Granted SARs is included in footnote 1 to the table. No other options were granted to the named executive officers in 1997.


                                      OPTION/SAR GRANTS IN 1997
                                          INDIVIDUAL GRANTS
                              ------------------------------------------
                                                                                           POTENTIAL REALIZABLE
                                NUMBER OF        % OF                                        VALUE AT ASSUMED
ANNUAL
                               SECURITIES       TOTAL                                  RATES OF STOCK PRICE
                               UNDERLYING    OPTIONS/SARS     EXERCISE                 APPRECIATION FOR OPTION
                              OPTIONS/SARS    GRANTED TO       OR BASE                                   TERM
                                                                                           ---------------------
                                GRANTED        EMPLOYEES        PRICE       EXPIRATION
NAME                            (#) (1)       IN 1997 (2)     ($/SH) (3)     DATE (4)         5%         10%
----                          ------------   ------------     ----------    ----------       ----       -----

George F. Pickett...........   132,900          28.4%         $22.375       1/29/02        $821,987   $1,816,079

John W. Beiser..............   129,700          27.7%         $22.375       1/29/02        $802,195   $1,772,350

Ronald V. Sapp..............    42,000           9.0%         $22.375       1/29/02        $259,770   $  573,930

Edward J. Paquette..........    53,600          11.5%         $ 21.25       4/21/02        $314,632   $  695,192

(1) Represents shares underlying options granted under the Stock Option Plan in exchange for the cancellation of an equal number of the holder's 1997 SARs. In addition to replacement options for their 1997 SARs, the named executive officers received replacement options under the Stock Option Plan in respect of their Previously Granted SARs in the following amounts: Mr. Pickett - 275,500 options; Mr. Beiser - 217,400 options; Mr. Sapp - 82,500 options; and Mr. Paquette - 0 options. Options granted in replacement of Previously Granted SARs are not presented in the table. The options granted to Messrs. Pickett, Beiser and Sapp are immediately exercisable. The options granted to Mr. Paquette become exercisable in two equal annual installments beginning on the first anniversary of the date of grant. The exercisability of options may be accelerated upon the optionee's retirement with consent of the Company, death or material disability. The exercise price may be paid with the delivery of already-owned shares or through a broker-assisted exercise.

(2) Represents the percentage of options granted in replacement of 1997 SARs. Does not reflect options issued in replacement of Previously Granted SARs.

(3) The exercise price of the replacement options is the same as the grant price of the 1997 SARs.

(4) The expiration date of the replacement options is the same date on which the 1997 SARs would have been automatically exercised.

     The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Company maintains a Supplemental Executive Retirement Plan ("SERP") to provide certain of its key executives with supplemental retirement income. Currently, Messrs. Pickett and Beiser are the only SERP participants. Under the SERP, after reaching age 55 and after retiring or terminating employment with the Company and its subsidiaries, participants will be entitled to annual benefits, paid on a monthly basis, of $150,000 offset by (i) 50% of the participant's annual Social Security benefits projected as of the last day of the calendar month of the participant's actual date of retirement or termination of employment; (ii) the actuarial equivalent, expressed as an annual benefit for the life of the participant, of 100% of the vested amount in the participant's Employer Matching Account under the Savings Plan as of the last day of the calendar month containing the participant's actual date of retirement or termination; and (iii) the actuarial equivalent, expressed as an annual benefit for the life of the participant, of 100% of the participant's vested benefits under the Deferred Compensation Plan as of the last day of the calendar month containing the participant's actual date of retirement or termination of employment. For each year that the participant continues to be employed by the Company and its subsidiaries after reaching age 55 and until the attainment of age 65, the base amount of his benefits under the SERP is increased by an additional 6%. As of the date of this proxy statement, the benefits payable to each of Messrs. Pickett and Beiser would be $168,540 annually, reduced by the applicable amounts of their benefits under the Savings Plan, the Deferred Compensation Plan and Social Security.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     Except as described below, during 1997 none of the named executive officers had an employment contract with the Company, ASA or ASA Investments. In 1990, ASA entered into Founding Officer Agreements with each of Messrs. Pickett and Beiser, pursuant to which severance compensation will be paid to each such officer if his employment terminates within two (2) years after a "change in control." In connection with the Reorganization, the Company assumed ASA's obligations under the Founding Officer Agreements and the agreements were amended to apply to a change in control with respect to the Company. A "change in control" means ownership of more than 50% of the Company's voting stock by any single entity or group. The severance compensation will generally equal two times the officer's accrued compensation for the preceding 12 months.

             ITEM 2 -- PROPOSAL TO APPROVE THE ASA HOLDINGS, INC.
                      1998 NONQUALIFIED STOCK OPTION PLAN
                          FOR NON-EMPLOYEE DIRECTORS

     On February 11, 1998, the Board of Directors of the Company adopted and approved, subject to shareholder approval, the 1998 Nonqualified Stock Option Plan for Non-Employee Directors (the "Plan"). The Plan provides for the grant to certain directors of options to purchase shares of Common Stock, which options shall be nonqualified stock options ("NQSOs"). An aggregate of 250,000 shares of Common Stock may be issued upon exercise of options granted to eligible directors under the Plan, which number is subject to adjustment as provided in the Plan.

     At the Annual Meeting, shareholders of the Company are being requested to consider and approve the adoption of the Plan. The essential features of the Plan are outlined below. The following summary is qualified in its entirety by reference to the specific provisions of the Plan, the full text of which is attached hereto as Appendix A.

PURPOSE OF THE PLAN

     The purpose of the Plan is to provide the Company with the means to continue to attract and retain the services of experienced and knowledgeable individuals to serve as independent members of the Board of Directors, to provide additional performance incentives to such individuals while serving as directors and to encourage their continued service on the Board.

MAJOR PROVISIONS OF THE PLAN

     The major provisions of the Plan are as follows:

     Eligibility. Options may be granted only to directors of the Company who are not employees of the Company or its affiliates and who have not been employed by the Company and its affiliates for the preceding 12 month period ("Outside Directors"). As of March 30, 1998, four of the Company's directors qualified as Outside Directors.

     Administration. The Plan is administered by the Board of Directors of the Company. Pursuant to the Plan, members of the Board of Directors will be indemnified by the Company against expenses incurred in connection with defending or settling any claims or actions against them as a result of their activities in administering the Plan.

     Option Grants. The Board of Directors may grant options on a discretionary basis to any person who is an Outside Director. In addition, each member of the Board of Directors who qualifies as an Outside Director on December 31 of any year will receive an option to purchase 2,500 shares of the Company's Common Stock. The maximum number of shares of Common Stock subject to options under the Plan for each participant in any one year is 5,000 shares.

     Term and Conditions of Options. Each option granted pursuant to the Plan will be evidenced by an option agreement executed by the Company and the optionee. The exercise price per share of options granted under the Plan shall be the fair market value of the Common Stock (which is defined in the Plan as the closing price of the

Company's Common Stock on the Nasdaq National Market) on the date of the option grant. Each option is immediately exercisable and will expire on the tenth anniversary of the date of the option grant. The closing price of the Common Stock on the Nasdaq National Market on March 30, 1998 was $35.875.

     Exercise and Payment. Options granted under the Plan may be exercised by filing a written notice with the Company accompanied by (i) payment of cash, optionee's check acceptable to the Company or other immediately available funds,
(ii) Company Common Stock already owned by the optionee for a period of not less than six months with an aggregate fair market value equal to the exercise price,
(iii) a broker-assisted exercise in accordance with procedures established by the Board, or (iv) a combination of the foregoing methods of payment. The Company may not loan funds to any participant in the Plan for the purchase of shares pursuant to an exercise of options under the Plan.

     Termination of Director Status. If an optionee ceases to be a director (other than as a result of disability, death, agreed retirement or removal for cause), he or she may exercise his or her then outstanding options for a period of four months following termination, subject to the condition that no option is exercisable after the expiration date of the option. If an optionee is unable to continue his or her service as a director as a result of retirement with the consent of the Company or a material disability, or if the optionee dies while a director or within three months after ceasing to be a director after agreed retirement or material disability, he or she (or his or her personal representative) may exercise any outstanding options for a period of twelve months following such termination or death, subject to the condition that no option is exercisable after the expiration date of the option. If an optionee is removed from the Board for cause, any outstanding options must be exercised prior to the date such person is formally removed.

     Transferability of Options. No option shall be transferable by an optionee other than by operation of law, by will or by the laws of descent or distribution.

     Amendment or Termination of the Plan. The Board of Directors may amend, suspend or terminate the Plan, subject to any shareholder approvals necessary for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other approvals required by law; however no amendment, suspension or termination of the Plan shall alter or impair any rights or obligations under any option previously granted under the Plan without the optionee's consent.